Exhibit 99.1

Contacts:
Steven E. Brady, President and CEO
Donald F. Morgenweck, CFO
(609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 1st Quarter Earnings

Ocean City, New Jersey - April 30, 2008 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $730,000 or $.09 per basic and diluted share for the quarter ended March 31, 2008, a 45.7% increase as compared to the first quarter of 2007 net income of $501,000 or $.06 per basic and diluted share.

Ocean Shore Holding Co. (the “Company”) is the holding company for Ocean City Home Bank (the “Bank”), a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of eight full-service banking offices in eastern New Jersey.

“Notwithstanding all of the negative news about the economy, and real estate markets in particular, we are continuing to have success in growing our loan portfolio, building our deposit base and increasing earnings,” said Steven E. Brady, President and CEO. “We are especially proud of our ability to maintain superior asset quality in this challenging environment. At a time when many other institutions are taking large provisions and experiencing growing delinquencies, our non-performing assets were only 0.06% of total assets at March 31, 2008 and we had no charge-offs during the quarter.”

Total Assets and Deposits Grow

Total assets grew $32.1 million, or 5.1%, to $661.6 million at March 31, 2008 from December 31, 2007. Loans receivable, net, grew $25.0 million, or 4.7%, to $553.1 million on steady loan activity, while investment and mortgage-backed securities declined $4.2 million, or 7.2%, to $54.7 million during the first quarter of 2008. Growth in real estate mortgage loans of $26.6 million and construction loans of $167,000 was offset by a decline in consumer loans of $1.4 million and commercial loans of $400,000.

Deposits grew $13.5 million, or 3.3%, to $428.8 million at March 31, 2008 from December 31, 2007. The Company continued its focus on core deposits, which increased $8.7 million, or 3.6%, to $252.1 million. Certificates of deposit increased $4.8 million, or 2.8%, to $176.7 million at March 31, 2008 compared to year-end 2007. Total borrowings increased $17.8 million, or 12.4%, to $161.5 million at March 31, 2008 from December 31, 2007. All of the increase was in borrowings from the Federal Home Loan Bank of New York.

Asset Quality Remains Excellent

The Company’s asset quality continues to be excellent. Non-performing assets totaled only $396,000 at March 31, 2008. The Company experienced no charge-off activity for the first quarter of 2008 or 2007. The allowance for loan losses was 0.43% of total loans at March 31, 2008 compared to 0.44% at December 31, 2007 and 0.48% of total loans at March 31, 2007.

Net Interest Income Increases over Prior Period

Net interest income increased $690,000, or 19.0%, to $4.3 million for the first quarter of 2008 compared to $3.6 million in the first quarter of 2007. Net interest margin increased 8 basis points in the quarter ended March 2008 to 2.90% versus 2.82% for the quarter ended December 2007 and 11 basis points from 2.79% for the quarter ended March 2007. The growth in net interest income in the first quarter of 2008 compared to the first quarter of 2007 was the result of an increase in average interest-earning assets of $74.9 million, an increase of 3 basis points in the average yield to 5.95% and a decrease of 17 basis points in the average cost of interest-bearing liabilities to 3.36%. These changes were offset by an increase in average interest-bearing liabilities of $78.0 million.

Other Income Decreases over Prior Period

Other income decreased $288,000, or 48.1%, to $310,000 for the first quarter of 2008 compared to $598,000 in the first quarter of 2007. Due to the continued decline in the fair value of the Company’s investment in its $8.0 million mutual funds portfolio, the Company identified the impairment of these securities as other than temporary and recorded the March 31, 2008 pretax loss of $313,000 as a charge against operating results. These mutual funds were subsequently sold in the second quarter at an additional pretax loss of $54,000.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.” For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SELECTED FINANCIAL CONDITION DATA (Unaudited)

	March 31, 2008	December 31, 2007	% Change
	(Dollars in thousands)
Total assets	$661,609	$629,509	5.1%
Cash and cash equivalents	19,239	9,540	101.7
Investment securities	19,795	22,273	(11.1)
Mortgage-backed securities	34,901	36,643	(4.8)
Loans receivable, net	553,105	528,058	4.7
Deposits	428,780	415,231	3.3
FHLB advances	138,000	120,230	14.8
Subordinated debt	15,464	15,464	0.0
Other borrowings	8,000	8,000	0.0
Stockholder’s equity	62,973	63,047	(0.1)

SELECTED OPERATING DATA (Unaudited)

	Three Months Ended March 31,
	2008	2007	% Change
	(Dollars in thousands, except per share and share amounts)
Interest and dividend income	$8,877	$7,729	14.8%
Interest expense	4,551	4,094	11.2
Net interest income	4,326	3,635	19.0

Provision for loan losses	69	75	(8.0)

Net interest income after provision for loan losses	4,257	3,560	19.6

Other income	310	598	(48.1)
Other expense	3,375	3,332	1.3

Income before taxes	1,192	826	44.3
Provision for income taxes	462	325	42.2

Net income	$730	$501	45.7

Earnings per share basic	$0.09	$0.06	50.0
Earnings per share diluted	$0.09	$0.06	50.0

Average shares outstanding basic	8,000,059	8,168,162
Average shares outstanding diluted	8,098,081	8,288,100

	Three Months Ended March 31, 2008		Three Months Ended March 31, 2007
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$536,350	5.92%	$435,904	5.97%
Investment securities	57,075	6.44%	69,303	5.80%
Other interest-earning assets	3,351	2.75%	16,690	5.22%
Interest-bearing deposits	397,069	2.89%	387,240	3.19%
Total borrowings	145,053	4.65%	76,867	5.21%

Interest rate spread		2.59%		2.40%
Net interest margin		2.90%		2.79%

ASSET QUALITY DATA (Unaudited)

	Three Months Ended March 31, 2008	Year Ended December 31, 2007
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$2,307	$2,050
Provision for loan losses	69	261
Recoveries	2	4
Charge-offs	0	8

Net charge-offs	(2)	4

Allowance at end of period	$2,378	$2,307
Allowance for loan losses as a percent of total loans	0.43%	0.44%
Allowance for loan losses as a percent of nonperforming loans	600.29%	779.88%

	Three Months Ended March 31, 2008	Year Ended December 31, 2007
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Mortgage loans	$320	$295
Commercial business loans	0	0
Consumer loans	76	1

Total	396	296

Real estate owned	0	0
Other nonperforming assets	0	0

Total nonperforming assets	$396	$296
Nonperforming loans as a percent of total loans	0.07%	0.06%
Nonperforming assets as a percent of total assets	0.06%	0.05%

SELECTED FINANCIAL RATIOS (Unaudited)

	Three Months Ended March 31,
	2008	2007
Selected Performance Ratios:
Return on average assets (1)	0.46%	0.36%
Return on average equity (1)	4.58%	3.18%
Interest rate spread (1)	2.59%	2.40%
Net interest margin (1)	2.90%	2.79%
Efficiency ratio	72.79%	78.70%

(1)	Annualized.